CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference into the accompanying Form S-8 of our report dated August 4, 1995, relating to the June 30, 1995 financial statements of Larson Davis Incorporated, included in the annual report of Larson Davis Incorporated on Form 10-K for the year ended December 31, 1996.


/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.


Salt Lake City, Utah
Mach 28, 1997